Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Arch Therapeutics, Inc. and Subsidiary

Wellesley, MA

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-194745) on Form S-1 and the Registration Statement (No. 333-193516) of our report dated April 30, 2014, relating to the consolidated financial statements of Arch Therapeutics, Inc. and subsidiary, as of and for the years ending September 30, 2013 and 2012, and for the period from inception (March 6, 2006) through September 30, 2013.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts

May 1, 2014